Exhibit 99.1

321 SOUTH BOSTON AVENUE, SUITE 1000

TULSA, OKLAHOMA 74103

PRESS RELEASE FOR IMMEDIATE ISSUANCE

MIDSTATES PETROLEUM ANNOUNCES THE APPOINTMENT OF

DAVID J. SAMBROOKS AS PRESIDENT, CHIEF EXECUTIVE OFFICER,

AND BOARD MEMBER

TULSA, Okla.—(BUSINESS WIRE) — Midstates Petroleum Company, Inc. (NYSE: MPO) (“Midstates” or the “Company”) today announced that the Board of Directors (“Board”) has appointed David J. Sambrooks as President, Chief Executive Officer and a member of the Board, effective November 1, 2017.  Mr. Sambrooks succeeds the Company’s current President and Chief Executive Officer, Mr. Jake Brace, who will continue to serve on the Company’s Board.

Mr. Sambrooks has over 37 years of experience in the energy industry.  Most recently he served as the President, Chief Executive Officer and a member of the Board of Directors of Sabine Oil & Gas, LLC (which was formerly known as NFR Energy LLC) from 2007 to 2016.  In his roles at Sabine, Mr. Sambrooks led strategic, financial, operational, business development and organizational efforts.  Mr. Sambrooks previously served as Vice President and General Manager of the Southern Division for Devon Energy Corporation as well as Vice President and General Manager of Devon’s International Division from 2001 to 2007.  Prior to Devon, Mr. Sambrooks’ career included key leadership and technical roles in domestic and international operations with Santa Fe Energy Resources, Oryx Energy and Sun Oil Company.

Mr. Sambrooks holds a Bachelor’s of Science degree in Mechanical Engineering from The University of Texas at Austin, and a Masters of Business Administration from The University of Houston. Mr. Sambrooks serves as board president of the non-profit Communities in School of Houston and has served as a board member and volunteer for various non-profit organizations.

Alan Carr, Chairman of the Board of Midstates commented, “On behalf of our Board of Directors, we are extremely pleased to welcome David as the President and Chief Executive Officer of Midstates Petroleum.  We conducted an extensive search for the right person to lead our strong technical and financial teams and are confident that David’s vast industry experience and track record of operational excellence at other exploration and production companies make him the ideal fit to lead the next phase of our Company.”

Mr. Sambrooks remarked, “I am very excited to join Midstates, and I believe we have an excellent platform for value growth.  Our large core position in the Mississippian Lime generates significant cash flow, we have very low net debt, and we have an experienced and talented staff.  These attributes allow us many options for growing and increasing the value of Midstates.  I am eager to begin working with Midstates’ management team, all of our employees, and our shareholders to lead us through the next chapter of the Midstates’ story, which I believe will be one of significant value creation.  My wife Lisa and I look forward to becoming part of the Tulsa community.”

Mr. Carr added, “The Board also wants to thank Jake Brace for his strong leadership, dedication and guidance, as both CEO and a member of Midstates’ Board over the past two and half years.  Due in large part to his efforts, Midstates is a company that is well-positioned for the future.”

About Midstates Petroleum Company, Inc.

Midstates Petroleum Company, Inc. is an independent exploration and production company focused on the application of modern drilling and completion techniques in oil and liquids-rich basins in the onshore U.S. The Company’s operations are currently focused on oilfields in the Mississippian Lime play in Oklahoma and the Anadarko Basin in Texas and Oklahoma.

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Contact:

Midstates Petroleum Company, Inc.

Jason McGlynn, Investor Relations, (918) 947-4614

Jason.McGlynn@midstatespetroleum.com